Tortoise Capital Resources Corp. Announces New Management Agreement with Corridor InfraTrust Management, LLC

LEAWOOD, Kan. – Dec. 1, 2011 –Tortoise Capital Resources Corp. (NYSE: TTO) executed a Management Agreement today with Corridor InfraTrust Management, LLC (Corridor), formerly Corridor Energy, LLC. Pursuant to the agreement, Corridor has become the external manager of TTO, with the objective to help TTO acquire additional energy infrastructure assets that are real estate investment trust (REIT) qualifying and manage those operator relationships moving forward.

The terms of the new Management Agreement include a quarterly management fee equal to 0.25% (1.00% annualized) of the value of TTO’s average monthly managed assets for such quarter. This fee is equal to the fee previously paid to Tortoise Capital Advisors, L.L.C. (TCA) after an expense reimbursement of 0.50%, which had been renewed annually since 2009.

The agreement also includes a quarterly incentive fee of 10% of the increase in distributions paid over a threshold distribution equal to $0.125 per share per quarter. This fee marks a reduction in the previous TCA incentive fee percentage of 15% on income and capital gains, and establishes a distribution-focused benchmark for the calculation of the fee. TTO paid a distribution of $0.11 per share for its fourth fiscal quarter. The Management Agreement also requires at least half of any incentive fees to be reinvested in TTO common stock.

“Our objective is to provide stockholders with an attractive risk-adjusted distribution and distribution growth,” said TTO Chief Executive Officer, David Schulte. “Retaining Corridor as TTO’s manager emphasizes our focus on acquiring additional real property assets rather than private equity securities to achieve that goal.”

“On behalf of the entire Corridor team, we are excited and honored to be onboard and are fully committed to the success of TTO,” said Corridor’s Managing Director, Rick Green. “We intend to seek acquisitions of infrastructure assets with long lives, subject to contracts that generate stable cash flows, operated by experienced management teams.”

The Corridor team includes Managing Director, Rick Green, TCA and Corridor Managing Director, David Schulte, Director, David Haley and Principal, Becky Sandring. This team provides investors and operator partners with the industry expertise of energy operations, energy portfolio management and capital markets.

The previous Investment Advisory Agreement with TCA, dated Sept.15, 2009, was terminated today and a new Advisory Agreement among TTO, Corridor and TCA has been executed. Under that agreement, TCA will provide all advisory services related to TTO’s existing securities portfolio and certain operational services.

As a result of the changes reflected above, TTO will retain its current independent board of directors. Effective today, David Schulte and Rick Green have joined the board of directors, and as part of the transition plan, Kevin Birzer resigned from the board though remains involved with TTO as a member of the investment committee. "On behalf of TTO," said Chief Executive Officer, David Schulte, "I want to express our sincere thanks for Kevin's contribution and guidance as a board member since TTO's inception in 2005."

About Tortoise Capital Resources Corp.

Tortoise Capital Resources Corp. (NYSE: TTO) is an energy infrastructure asset financing company that seeks to provide capital to pipeline, storage and power transmission operators by acquiring or financing the development of real property assets, which will qualify for Real Estate Investment Trust ownership. TTO’s portfolio includes companies and real assets with long-term, stable cash flows, limited commodity price sensitivity, and growth opportunities. TTO is externally managed by Corridor InfraTrust Management.

About Corridor InfraTrust Management

Corridor InfraTrust Management, LLC is an asset manager specializing in financing the acquisition or development of real property infrastructure assets. Corridor is Manager of Tortoise Capital Resources Corp (NYSE: TTO), and is working to transition TTO to become a REIT.  Corridor is an affiliate of Tortoise Capital Advisors, L.L.C.  For more information, visit Corridor’s website at www.corridortrust.com.

About Tortoise Capital Advisors

Tortoise Capital Advisors, L.L.C. is an investment manager specializing in listed energy infrastructure investments. As of Oct. 31, 2011, the adviser had approximately $7.2 billion of assets under management in NYSE-listed closed-end investment companies, an open-end fund and other accounts. For more information, visit www.tortoiseadvisors.com.

Safe Harbor Statement

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Forward-Looking Statement

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although the company and Tortoise Capital Advisors believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the company's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, the company and Tortoise Capital Advisors do not assume a duty to update this forward-looking statement. Any distribution paid in the future to our stockholders will depend on the actual performance of the company's investments, its costs of leverage and other operating expenses and will be subject to the approval of the company's Board.

Tortoise Capital Advisors, L.L.C.

Pam Kearney, 866-362-9331

Investor Relations

pkearney@tortoiseadvisors.com

Corridor InfraTrust Management, LLC

Rachel Stroer, 913-387-2797

Rachel.stroer@corridortrust.com